FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS MARCH SALES

Secaucus, New Jersey – April 9, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $156.5 million for the five-week period ended April 4, 2009, a 2% decrease compared to net sales of $160.1 million for the five-week period ended April 5, 2008.

Consolidated comparable retail sales for the fiscal month of March 2009 declined 2% on top of a 4% decline in March 2008. U.S. comparable store sales declined 3% in March 2009 on top of a 5% decline for the same period last year; Canadian comparable store sales declined 4% in March 2009 on top of an 8% decline for the same period last year; and e-commerce sales increased 38% during March 2009 on top of a 37% increase for the same period last year.

During March 2009, the Company opened two stores and closed one.

	March		Fiscal Year-to-Date
Net Sales: - In Millions - Change vs. Year Ago	2009	2008	2009	2008
	$156.5 -2%	$160.1 +3%	$266.9 -2%	$271.5 +8%
Consolidated Comparable Retail Sales*: - Change vs. Year Ago	-2%	-4%	-1%	+1%
*Note: As previously announced, beginning February 2009, the Company is reporting consolidated comparable retail sales based on constant dollars and including e-commerce sales. A chart comparing monthly consolidated comparable retail sales results based on the new methodology and “as reported” for fiscal years 2006, 2007 and 2008, was included in the Company’s January sales release issued February 5, 2009.

In conjunction with today’s March sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, April 16, 2009.  To access the call, dial 800-283-4799 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of April 4, 2009, the Company owned and operated 918 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and  the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                      Jane Singer, Vice President, Investor Relations, (201) 453-6955

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